EXHIBIT 99.1
INTEGRITY BANCSHARES, INC. REPORTS RECORD THIRD QUARTER EARNINGS
•	Quarterly Net Income Improves 77% over the Same Quarter Last Year

•	Total Assets Exceed $1 Billion

•	Efficiency Ratio Remains Low at 47%

•	Net Interest Margin of 4.41% Reflects Solid Loan Growth

•	Asset Quality Continues to be Strong
Alpharetta, GA, October 19, 2006 — Integrity Bancshares, Inc. (Nasdaq: ITYC) today announced record earnings for the third quarter and nine-month period ended September 30, 2006.
Net earnings for the third quarter rose to $3,366,000, or $0.22 per diluted share, reflecting an increase of 77% over the same period last year of $1,898,000, or $0.12 per diluted share. Year to date earnings results also reached a record level. For the first nine months of 2006, net earnings were $8,324,000 compared to $4,707,000 for the same period last year, also an increase of 77%. Diluted earnings per share for the year to date increased, as well, to $.54 compared to $.33 for the same period last year, reflecting a 64% increase.
Total assets also surpassed a milestone. As of September 30, 2006 total assets were over $1 billion. This represented an increase of 6% in assets during the third quarter, 35% for the year to date and 54% for the previous twelve months. Total assets at September 30, 2005 were $662 million.
The annualized year-to-date return on average assets (ROA) and average equity (ROE) improved to 1.24% and 15.58%, respectively, compared to 1.12% and 11.91% for the same period last year. These increases were due to strong earnings during this year, resulting primarily from continued growth and improvement in our net interest margin. For the year to date, the net interest margin was 4.41% compared to 4.25% for the corresponding nine-month period last year.
Increased earnings have largely been the result of steady high quality asset growth and a strong net interest rate margin. Asset growth has been primarily due to loan growth. Interest income on loans for the third quarter of 2006 was $20 million, 84% higher than the same period last year. Our efficiency ratio for the current year to date was 47%, level with the same period in 2005.
Noninterest expenses included our charitable contributions that are generally targeted at 10% of the previous year’s net income. Our bank subsidiary donates the tithed funds through a foundation to organizations in our community and around the world that are primarily faith-based, as well as individuals in need that have some relationship with us.

“We have been successful by focusing on real estate-backed lending, adhering to meticulous underwriting practices, hiring the best people and empowering them to provide outstanding customer service. This strategy has allowed us to grow rapidly and reach the $1 billion assets milestone in less than six years,” said CEO Steve Skow. “We are grateful to our employees and our board for their dedicated hard work, our customers for their loyalty, and our shareholders for having faith in our ability to perform.”
“We have matured as a public company to the point where we meet the standards for listing on the Nasdaq Global market. During the third quarter, our listing application was approved, and we began trading on Nasdaq on September 6. This is an important step in our development because it provides our shareholders with greater liquidity and should, over the longer-term, increase our access to the capital markets,” Skow noted.
Asset quality, an important factor in our successes, has remained strong. Non-performing loans decreased to $513,000 at September 30, 2006 from $2,885,000 at September 30, 2005 and $1,652,000 at December 31, 2005. Additionally, there have been no charged-off loans during the nine-month period ended September 30, 2006. The loan loss provision for third quarter 2006 was lower than the same period in 2005 mainly because the current allowance for loan losses was adequate at .93% of total loans. For the year to date through September 30, the loan loss provision was $2.5 million compared to $2 million in 2005 through September 30, a result of our loan growth of 48% during the trailing twelve months.
Total loans grew to $855 million, or 5% for the third quarter and 31% for the year to date. Although loan production was down somewhat in the third quarter, management believes the commercial real estate market in metro Atlanta is still robust and loan demand remains strong. Funding for the loans added in the third quarter came primarily from wholesale funding sources, including attractively priced restructured repurchase agreements which totaled $30 million and additional Federal Home Loan Bank advances of $25 million. Funding for loan growth during the first nine months of this year consisted of deposit growth of 20%, as well as wholesale funds. Total deposits at September 30, 2006 were $810 million.
About Integrity Bancshares, Inc.
Integrity Bancshares, Inc. is the holding company for Integrity Bank, headquartered in Alpharetta, Georgia. The bank began operations on November 1, 2000, and its main office is located at 11140 State Bridge Road. We also have full service financial centers at 900 Woodstock Road in Roswell, Georgia, 1650 Cumberland Parkway in Smyrna, Georgia, and 1581 Satellite Blvd in Duluth, Georgia. A loan production office opened in Cumming (Forsyth County), Georgia during the fourth quarter of 2005.
The primary investor contact at Integrity Bancshares, Inc. is Ms. Suzanne Long, Senior Vice-President & C.F.O. For additional information and a list of primary market makers of Integrity Bancshares, Inc., please access the Investor Relations section of our website at www.myintegritybank.com.

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting our operations, markets, and products. Without limiting the foregoing, the words “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced our assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Integrity, (v) greater competitive pressures among financial institutions in our market, (vi) changes in fiscal, monetary, regulatory, and tax policies, (vii) changes in political, legislative, and economic conditions, (viii) inflation, and (ix) greater loan losses than historic levels and (x) failure to achieve the revenue increases expected to result from our recent investments in its transaction deposit and lending businesses. Investors are encouraged to read the related section in Integrity Bancshares, Inc.’s 2005 Annual Report to Shareholders and the 2005 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in Integrity’s filings with the Securities and Exchange Commission.
Contact:
Integrity Bancshares, Inc.
Ms. Suzanne Long,
Senior Vice-President & CFO
(770) 777-0324
slong@myintegritybank.com

Integrity Bank (ITYC)
Selected Financial Information
September 30, 2006
(In thousands, except per share data)

	Sept. 30, 2006	Sept. 30, 2005	Change
Total Assets	1,018,622	661,879	53.90%
Net Loans	846,847	573,174	47.75%
Investments	115,649	62,260	85.75%
Total Deposits	810,289	586,917	38.06%
Noninterest-Bearing	21,183	12,073	75.46%
Interest-Bearing	789,106	574,844	37.27%
Stockholders’ Equity	77,045	64,388	19.66%

Allowance for Loan Losses	7,991	5,279	51.37%
Nonperforming Loans	513	2,885	-63.43%
Common Shares Outstanding	14,643,342	14,361,542	1.96%

Loans as % Deposits	104.51%	97.66%
Allowance for Loan Losses as % Total Loans	.93%	.91%
Nonperforming Assets as % Total Loans and ORE	.06%	0.50%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2006	2005	Change	2006	2005	Change
Interest Income	21,046	11,369	85.12%	56,883	29,650	91.85%
Interest Expense	11,042	4,926	124.16%	28,268	12,250	130.76%
Net Interest Income	10,004	6,443	55.27%	28,615	17,400	64.45%
Provision for Loan Losses	351	764	-54.06%	2,490	2,001	24.44%
Noninterest Income	466	190	145.26%	948	577	64.30%
Noninterest Expenses	4,939	2,867	72.27%	13,759	8,507	61.74%
Income Before Taxes	5,180	3,001	72.61%	13,314	7,469	78.26%
Tax Expense	1,814	1,103	64.46%	4,990	2,762	80.67%
Net Income	3,366	1,898	77.34%	8,324	4,707	76.84%

Basic Earnings Per Share	0.23	.13	76.92%	.57	.35	62.86%
Diluted Earnings Per Share	0.22	.12	83.33%	.54	.33	63.64%

Weighted-Avg Shares Outstanding — Basic	14,637,472	14,361,542	1.92%	14,567,824	13,530,746	7.66%
Weighted-Avg Shares Outstanding — Diluted	15,209,363	15,256,556	-.31%	15,374,109	14,421,482	6.60%

	Nine Months Ended
	September 30,
			%
	2006	2005	Change
Average Assets	900,865	567,668	58.59%
Average Net Loans	761,231	483,211	57.54%
Average Earning Assets	866,788	547,023	58.46%
Average Deposits	776,278	472,451	64.31%
Average Total Funds	791,856	498,917	58.71%
Average Equity	71,438	52,726	35.49%
Net Charge-offs (recoveries)	(50)	155	-132.26%

Return on Average Assets	1.24%	1.12%
Return on Average Equity	15.58%	11.91%
Net Interest Margin	4.41%	4.25%
# # #